As filed with the Securities and Exchange Commission on June 19, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BIOLASE TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-0442441
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

981 Calle Amanecer

San Clemente, California 92673

(949) 361-1200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey W. Jones

President and Chief Executive Officer

BioLase Technology, Inc.

981 Calle Amanecer

San Clemente, California 92673

(949) 361-1200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Ethan D. Feffer, Esq.

Pillsbury Winthrop LLP

650 Town Center Drive

Costa Mesa, California 92626

(714) 436-6800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Shares To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee

Common Stock, $0.001 par value per share (2)	307,500 shares	$12.48	$3,837,600	$311

(1)	Estimated based upon the average of the high and low sales prices of the Registrant’s common stock on June 17, 2003, as reported by the Nasdaq National Market, solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.
(2)	Includes associated preferred stock purchase rights issuable under the Rights Agreement, dated December 31, 1998.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

(SUBJECT TO COMPLETION, DATED                     , 2003)

307,500 Shares

BIOLASE TECHNOLOGY, INC.

Common Stock

This prospectus relates to the sale of up to 307,500 shares of our common stock by the selling stockholder identified on page 12 of this prospectus. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. We will not receive any proceeds from the sale of shares offered under this prospectus.

Our common stock is quoted on the Nasdaq National Market under the symbol “BLTI.” On June 18, 2003, the last reported sale price of our common stock was $12.82 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 1.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

The date of this prospectus is             , 2003.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus on a later date.

i

BIOLASE TECHNOLOGY, INC.

PROSPECTUS SUMMARY

In this prospectus, the terms “BioLase,” “our company,” “we,” “our,” and “us” refer to BioLase Technology, Inc.

Our Business

We design, manufacture and market proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. We have clearance from the U. S. Food and Drug Administration to market our laser systems in the United States. We also have the approvals necessary to sell our laser systems in Canada, the European Union and other international markets.

In May 2002, our common stock was listed and began trading on the Nasdaq National Market. Our common stock previously traded on the Nasdaq SmallCap Market.

We are organized as a Delaware corporation. Our principal executive offices are located at 981 Calle Amanecer, San Clemente, California 92673, and our telephone number is (949) 361-1200.

The Offering

In May 2003, we acquired the American Dental Laser product line and related dental laser assets of American Medical Technologies, Inc. The purchase price paid to American Medical Technologies, Inc. was approximately $5.7 million, consisting of approximately $1.8 million in cash and 307,500 shares of our common stock. This prospectus relates to the resale of the 307,500 shares issued to American Medical Technologies, Inc. in this transaction. As part of the transaction, we agreed to register the common stock for resale by American Medical Technologies, Inc. The prices at which American Medical Technologies, Inc. may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and all the other information in this prospectus before making an investment decision about our common stock. While the risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If any of the following risks actually occurs, our business, operating results or financial condition could be materially adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Business

Our quarterly sales and operating results may fluctuate in future periods and we may fail to meet expectations, which may cause the price of our common stock to decline.

Our quarterly sales and operating results have fluctuated and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. If our quarterly sales or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our sales and operating results include the following:

•	variation in demand for our products, including variation due to seasonality;

•	our ability to research, develop, introduce, market and gain market acceptance of new products and product enhancements in a timely manner;

•	our ability to control costs;

•	the size, timing, rescheduling or cancellation of significant customer orders;

•	the introduction of new products by competitors;

•	long sales cycles and fluctuations in sales cycles;

•	the availability and reliability of components used to manufacture our products;

•	changes in our pricing policies or those of our suppliers and competitors, as well as increased price competition in general;

•	the mix of our domestic and international sales, and the risks and uncertainties associated with our international business;

•	costs associated with any future acquisitions of technologies and businesses;

•	limitations on our ability to use net operating loss carryforwards under the provisions of Internal Revenue Code Section 382 and similar provisions under applicable state laws;

•	developments concerning the protection of our proprietary rights; and

•	general global economic and political conditions, including international conflicts and acts of terrorism.

A significant amount of our sales in any quarter may consist of sales through distributors. As a result, the timing of orders by distributors may impact our quarter-to-quarter results. The loss of or a substantial reduction in orders from distributors could seriously harm our business, financial condition and results of operations. Additionally, the amount of expenses we incur, in part, depends on our expectations regarding future sales. In particular, we expect to continue incurring substantial expenses relating to the marketing and promotion of our products. Since many of our costs are fixed in the short term, if we have a shortfall in sales, we may be unable to reduce expenses quickly enough to avoid losses. Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

Dentists and patients may be slow to adopt laser technologies, which could limit the market acceptance of our products.

Our dental laser systems represent relatively new technologies in the dental market. Currently, only a small percentage of dentists use lasers to perform dental procedures. Our future success will depend on our ability to increase demand for our products by demonstrating to a broad spectrum of dentists and patients the potential performance advantages of our laser systems over traditional methods of treatment and over competitive laser systems. Dentists have historically been and may continue to be slow to adopt new technologies on a widespread basis. Factors that may inhibit adoption of laser technologies by dentists include cost, and concerns about the safety, efficacy and reliability of lasers. Economic pressure may make dentists reluctant to purchase substantial capital equipment or invest in new technologies. Patient acceptance will depend in part on the recommendations of dentists and specialists as well as other factors, including without limitation, the relative effectiveness, safety, reliability and comfort of our systems as compared with those of other instruments and methods for performing dental procedures. The failure of dental lasers to achieve broad market acceptance would have an adverse effect on our business, financial condition and results of operations. We cannot assure you that we will have sufficient resources to continue to successfully market our products to achieve broad market acceptance.

We may have difficulty managing our growth.

We have recently experienced significant growth in the scope of our operations and the number of our employees. This growth has placed significant demands on our management as well as our financial and operational resources. In order to achieve our business objectives, we anticipate that we will need to continue to grow. If this growth occurs, it will continue to place additional significant demands on our management and our financial and operational resources, and will require that we continue to develop and improve our operational, financial and other internal controls both in the United States and internationally. In particular, our growth has and, if it continues, will increase the challenges involved in implementing appropriate operational and financial systems, recruiting and retaining sufficient skilled personnel, expanding manufacturing capacity and scaling up production, expanding our sales and marketing infrastructure and capabilities, providing adequate training and supervision to maintain high quality standards, and preserving our culture and values. Our inability to scale our business appropriately or otherwise adapt to growth would cause our business, financial condition and results of operations to suffer.

If we are unable to protect our intellectual property rights, our competitive position could be harmed or we could be required to incur expenses to enforce our rights.

Our future success will depend, in part, on our ability to obtain and maintain patent protection for our products and technology, to preserve our trade secrets and to operate without infringing the intellectual property of others. In part, we rely on patents to establish and maintain proprietary rights in our technology and products. While we hold a number of issued patents and have other patent applications pending on our products and technology, we cannot assure you that any additional patents will be issued, that the scope of any patent protection will exclude competition or that any of our patents will be held valid if subsequently challenged. Other companies also may independently develop similar products, duplicate our products or design products that circumvent our patents. Additionally, the laws of foreign countries may not protect our products or intellectual property rights to the same extent as do the laws of the United States.

We face substantial uncertainty regarding the impact that other parties’ intellectual property positions will have on the markets for dental and other medical lasers. Competitors may claim that we have infringed their current or future intellectual property rights. The medical technology industry has in the past been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. We may not prevail in any future intellectual property infringement litigation given the complex technical issues and inherent uncertainties in litigation. Any claims, with or without merit, could be time-consuming and distracting to management, result in costly litigation, cause product shipment delays, or require us to enter into royalty or licensing agreements. Additionally, if an intellectual property claim against us is successful, we might not be able to obtain a license on acceptable terms or license a substitute technology or redesign our products to avoid infringement. Any of the foregoing adverse events could seriously harm our business, financial condition and results of operations.

We are a party to a patent infringement lawsuit involving patents relating to our core technology, which if determined adversely to us, could have a significant negative effect on our earnings.

We are currently involved in two patent related lawsuits with Diodem, LLC, a California limited liability company, which was founded by Collete Cozean, the former chief executive officer of Premier Laser Systems, Inc. On May 2, 2003, we initiated a civil action in the U.S. District Court for the Central District of California against Diodem, in which we are seeking a judicial declaration against Diodem that technology used in our laser systems does not infringe four patents owned by Diodem. Diodem claims to have acquired the patents from Premier Laser Systems, Inc., which filed for bankruptcy protection in March 2000. On May 5, 2003, Diodem added us as a party to an infringement lawsuit it had previously filed in the U.S. District Court for the Central District of California. Diodem alleges that our technology, including the technology used in our Waterlase system, infringes four patents it acquired from Premier. Diodem’s infringement suit seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys’ fees and other unspecified damages. Both of these lawsuits are in their preliminary stages, and may proceed for an extended period of time. There can be no assurance that our technology will not be found to infringe any of Diodem’s patents at issue in these proceedings or that we will not be liable for some or all of the damages alleged by Diodem or subject to some or all of the relief requested by Diodem.

In addition, these lawsuits could result in significant expenses and diversion of management’s time and other resources. If Diodem successfully asserts an infringement claim against us in its infringement lawsuit, our operations may be severely impacted, especially to the extent that it affects our right to use the technology incorporated in our Waterlase system, which accounts for a large majority of our operating revenue. Diodem’s infringement proceeding could also result in limitations on our ability to manufacture, market and sell our products, including our Waterlase system, as well as delays and costs associated with redesigning our products and payments of license fees, monetary damages and other payments. Additionally, we may be enjoined from incorporating certain technology into our products, all of which could significantly impede our operations, increase operating expenses, reduce our revenue and cause us to incur losses.

We depend on a limited number of suppliers and if we cannot secure alternate suppliers, the amount of sales in any period could be adversely affected.

We purchase certain materials and components included in our products from a limited group of suppliers, and we do not have long-term supply contracts with most of our key suppliers. Our business depends in part on our ability to obtain timely deliveries of materials and components in acceptable quality and quantities from our suppliers. Certain components of our products, particularly specialized components used in our lasers, are currently available only from a single source or limited sources. For example, the crystal used in our Waterlase system is primarily sourced by a single supplier. A change in a single or limited source supplier, or an inability to find an alternate supplier, could create manufacturing delays, disrupt sales and cash flow, and harm our reputation, any of which would cause our business, financial condition and results of operations to suffer.

We have significant international sales and are subject to risks associated with operating in international markets.

International sales comprise a significant portion of our net sales and we intend to continue to pursue and expand our international business activities. Political and economic conditions outside the United States could make it difficult for us to increase our international sales or to operate abroad. International operations, including our facility in Germany, are subject to many inherent risks, including:

•	adverse changes in tariffs;

•	political, social and economic instability and increased security concerns;

•	fluctuations in currency exchange rates;

•	longer collection periods and difficulties in collecting receivables from foreign entities;

•	exposure to different legal standards;

•	ineffectiveness of international distributors;

•	reduced protection for our intellectual property in some countries;

•	burdens of complying with a variety of foreign laws;

•	import and export license requirements and restrictions of the United States and each other country in which we operate;

•	trade restrictions;

•	the imposition of governmental controls;

•	unexpected changes in regulatory or certification requirements;

•	difficulties in staffing and managing international operations; and

•	potentially adverse tax consequences and the complexities of foreign value added tax systems.

We believe that international sales will continue to represent a significant portion of our net sales, and we intend to further expand our international operations. A substantial percentage of our international sales are denominated in local currencies. As a result, an increase in the relative value of the dollar could make our products more expensive and potentially less price competitive in international markets. We do not currently engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations. Any of these factors may adversely affect our future international sales and, consequently, negatively impact our business, financial condition and operating results.

If we are unable to meet customer demand or comply with quality regulations, our sales will suffer.

We manufacture our products at our California and German production facilities. In order to achieve our business objectives, we will need to significantly expand our manufacturing capabilities, including our capability to initiate production of the Diolase and Pulsemaster systems that we recently acquired in May 2003. We may encounter difficulties in scaling-up production of our products, including problems involving production capacity and yields, quality control and assurance, component supply and shortages of qualified personnel. In addition, our manufacturing facilities are subject to periodic inspections by the U.S. Food and Drug Administration, state agencies and foreign regulatory agencies. Our success will depend in part upon our ability to manufacture our products in compliance with the U.S. Food and Drug Administration’s Quality System regulations and other regulatory requirements. Our business will suffer if we do not succeed in manufacturing our products on a timely basis and with acceptable manufacturing costs while at the same time maintaining good quality control and complying with applicable regulatory requirements.

Any failure to significantly expand sales of our products will negatively impact our business.

We currently handle a majority of the marketing, distribution and sales of our laser systems. In order to achieve our business objectives, we will need to significantly expand our marketing and sales efforts on a nationwide and global basis. We will face significant challenges and risks in expanding, training, managing and retaining our sales and marketing teams, including managing geographically dispersed efforts. In addition, we use third party distributors to sell our products in a number of countries outside the United States, and are dependent on the sales and marketing efforts of these third party distributors. These distributors may not commit the necessary resources to effectively market and sell our products. If we are unable to expand our sales and marketing capabilities, we may not be able to effectively commercialize our products.

Acquisitions could have unintended negative consequences, which could harm our business.

As part of our business strategy, we may acquire one or more businesses, products or technologies. Most recently, in May 2003, we acquired the American Dental Laser product line and related dental laser assets of American Medical Technologies, Inc., including the Diolase and Pulsemaster systems, and related inventory, patents and other intellectual property rights. We are currently in the process of integrating the assets and business relating to the American Dental Laser product line into our operations.

Acquisitions could require significant capital infusions and could involve many risks, including, but not limited to, the following:

•	we may encounter difficulties in assimilating and integrating the operations, products and workforce of the acquired companies;

•	acquisitions may negatively impact our results of operations because they may require large one-time charges or could result in increased debt or contingent liabilities, adverse tax consequences, substantial depreciation or deferred compensation charges, or the amortization or write down of amounts related to deferred compensation, goodwill and other intangible assets;

•	acquisitions may be dilutive to our existing stockholders;

•	acquisitions may disrupt our ongoing business and distract our management; and

•	key personnel of the acquired company may decide not to work for us.

We cannot assure you that we will be able to identify or consummate any future acquisitions on acceptable terms, or at all. If we do pursue any acquisitions, it is possible that we may not realize the anticipated benefits from such acquisitions or that the market will not positively view such acquisitions.

We may be unable to comply with covenants contained in our credit agreement, which could result in the impairment of our working capital and alter our ability to operate our business.

In May 2003, we secured a new credit facility through Bank of the West. At May 31, 2003, the outstanding principal balance on this credit facility was $1.8 million. To maintain the right to borrow under this credit facility and avoid a default under our credit agreement with Bank of the West, we are required to satisfy certain financial tests and comply with certain operating covenants contained in that agreement. Our ability to satisfy required financial ratios and tests can be affected by events beyond our control, including prevailing economic, financial and industry conditions, and we cannot assure you that we will continue to meet those ratios and tests in the future. A breach of any of these covenants, ratios or tests could result in a default under our credit agreement. If we default, our lender will no longer be obligated to extend credit to us and could elect to declare all amounts outstanding under the credit agreement, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, our lender could proceed against the collateral granted to it to secure that indebtedness, which includes our intellectual property. The results of such action would have a significant negative impact on our results of operations and financial condition.

Material increases in interest rates may harm our sales.

We currently sell our products primarily to dentists in general practice. These dentists often purchase our products with funds they secure through various financing arrangements with third party financial institutions, including credit facilities and short term loans. If interest rates increase, these financing arrangements will be more expensive to our dental customers, which would effectively increase the price of our products to our customers and, thereby, may decrease overall demand for our products. Any reduction in the sales of our products would cause our business to suffer.

We may not be able to compete successfully against our current and future competitors.

We compete with a number of foreign and domestic companies that market traditional dental products, such as dental drills, as well as other companies that market laser technologies in the dental and medical markets that we address, including companies such as Hoya ConBio, a subsidiary of Hoya Photonics, a large Japanese manufacturer primarily of optics and crystals, OpusDent Ltd., a subsidiary of Lumenis, Deka Dental Corporation and Fotona d.d. Some of our competitors have greater financial, technical, marketing or other resources than us, which may allow them to respond more quickly to new or emerging technologies and to devote greater resources to the acquisition or development and introduction of enhanced products than we can. In addition, the rapid technological changes occurring in the healthcare industry are expected to lead to the entry of new competitors, especially as dental and medical lasers gain increasing market acceptance. Our ability to anticipate technological changes and to introduce enhanced products on a timely basis will be a significant factor in our ability to grow and remain competitive. New competitors or technological changes in laser products and methods could cause commoditization of such products, require price discounting or otherwise adversely affect our gross margins.

Rapid changes in technology could harm the demand for our products or result in significant additional costs.

The markets in which our laser systems compete are subject to rapid technological change, evolving industry standards, changes in the regulatory environment, frequent new device introductions and evolving dental and surgical techniques. These changes could render our products uncompetitive or obsolete. The success of our existing and future products is dependent on the differentiation of our products from those of our competitors, the timely introduction of new products and the perceived benefit to the customer in terms of improved patient satisfaction and return on investment. The process of developing new medical devices is inherently complex and requires regulatory approvals or clearances that can be expensive, time consuming and uncertain. We have in the past experienced delays in product development. We cannot assure you that we will successfully identify new product opportunities, be financially or otherwise capable of completing the research and development required to bring new products to market in a timely manner or that products and technologies developed by others will not render our products obsolete.

The failure to attract and retain key personnel could adversely affect our business.

Our future success depends in part on the continued service of certain key personnel, including our Chief Executive Officer, our Executive Vice President responsible for sales, our Vice President of Research and Development and our Chief Financial Officer. We do not have employment agreements with any of our key employees, other than with our Chief Executive Officer, whose employment agreement was renewed in January 2002 for a two-year term.

Our success will also depend in large part on our ability to continue to attract, retain and motivate qualified engineering and other highly skilled technical personnel. Competition for certain employees, particularly development engineers, is intense despite the effects of the economic slowdown. We may be unable to continue to attract and retain sufficient numbers of such highly skilled employees. Our inability to attract and retain additional key employees or the loss of one or more of our current key employees could adversely affect our business, financial condition and results of operations.

Product liability claims against us could be costly and could harm our reputation.

The sale of dental and medical devices involves the inherent risk of product liability claims against us. While we currently maintain product liability insurance coverage, this insurance is expensive, is subject to various coverage exclusions and limits and may not be obtainable in the future on terms acceptable to us, or at all. We do not know whether claims against us with respect to our products, if any, would be successfully defended or whether our insurance would be sufficient to cover liabilities resulting from such claims. Any claims successfully brought against us would cause our business to suffer.

We are exposed to risks associated with the recent worldwide economic slowdown and related uncertainties.

Concerns about decreased consumer and investor confidence, reduced corporate profits and capital spending, and recent international conflicts and terrorist and military activity have resulted in a downturn in the equity markets and a slowdown in economic conditions, both domestically and internationally, and have caused concern about the strength or longevity of an economic recovery. These unfavorable conditions could ultimately cause a slowdown in customer orders or cause customer order cancellations. In addition, recent political and social turmoil related to international conflicts and terrorist acts may put further pressure on economic conditions in the United States and abroad. Unstable political, social and economic conditions make it difficult for our customers, our suppliers and us to accurately forecast and plan future business activities. If such conditions continue or worsen, our business, financial condition and results of operations could suffer.

We may not be able to secure additional financing to meet our future capital needs.

We expect to expend significant capital to further develop our products, increase awareness of our laser systems and our brand names and to expand our operating and management infrastructure as we increase sales in the United States and abroad. We may use capital more rapidly than currently anticipated. Additionally, we may incur higher operating expenses and generate lower revenue than currently expected, and we may be required to depend on external financing to satisfy our operating and capital needs, including the repayment of our debt obligations. We may be unable to secure additional debt or equity financing on terms acceptable to us, or at all, at the time when we need such funding. If we do raise funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced, and the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock or may be issued at a discount to the market price of our common stock which would result in dilution to our existing stockholders. If we raise additional funds by issuing debt, we may be subject to debt covenants, such as the debt covenants under our secured credit facility, which could place limitations on our operations including our ability to declare and pay dividends. Our inability to raise additional funds on a timely basis would make it difficult for us to achieve our business objectives and would have a negative impact on our business, financial condition and results of operations.

We have adopted anti-takeover defenses that could delay or prevent an acquisition of our company and may affect the price of our common stock.

Certain provisions of our certificate of incorporation and stockholder rights plan could make it difficult for any party to acquire us, even though an acquisition might be beneficial to our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

In December 1998, we adopted a stockholder rights plan pursuant to which one preferred stock purchase right is distributed to our stockholders for each share of our common stock held by them. In connection with the stockholder rights plan, the Board of Directors may issue up to 500,000 shares of Series B Junior Participating Cumulative Preferred Stock. If any party acquires 15% or more of our outstanding common stock, the holders of these rights will be able to purchase the underlying junior participating preferred stock as a way to discourage, delay or prevent a change in control of our company.

In addition, under our certificate of incorporation, the Board of Directors has the power to authorize the issuance of up to 500,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders. Accordingly, our Board of Directors may issue preferred stock with terms that could have preference over and adversely affect the rights of holders of our common stock.

The issuance of any preferred stock may:

•	delay, defer or prevent a change in control of BioLase;

•	discourage bids for the common stock at a premium over the market price of our common stock;

•	adversely affect the voting and other rights of the holders of our common stock; and

•	discourage acquisition proposals or tender offers for our shares.

Risks Relating to Our Industry

Changes in government regulation or the inability to obtain or maintain necessary government approvals could harm our business.

Our products are subject to extensive government regulation, both in the United States and in other countries. To clinically test, manufacture and market products for human use, we must comply with regulations and safety standards set by the U.S. Food and Drug Administration and comparable state and foreign agencies. Regulations adopted by the U.S. Food and Drug Administration are wide ranging and govern, among other things, product design, development, manufacture and testing, labeling, storage, advertising and sales. Generally, products must meet regulatory standards as safe and effective for their intended use before being marketed for human applications. The clearance process is expensive, time-consuming and uncertain. Failure to comply with applicable regulatory requirements of the U.S. Food and Drug Administration can result in an enforcement action which may include a variety of sanctions, including fines, injunctions, civil penalties, recall or seizure of our products, operating restrictions, partial suspension or total shutdown of production and criminal prosecution. The failure to receive or maintain requisite approvals for the use of our products or processes, or significant delays in obtaining such approvals, could prevent us from developing, manufacturing and marketing products and services necessary for us to remain competitive. In addition, unanticipated changes in existing regulatory requirements or the adoption of new requirements could impose significant costs and burdens on us, which could increase our operating expenses, reduce our revenue and profits, and result in operating losses.

If our customers cannot obtain third party reimbursement for their use of our products, they may be less inclined to purchase our products.

Our products are generally purchased by dental or medical professionals who have various billing practices and patient mixes. Such practices range from primarily private pay to those who rely heavily on third party payors, such as private insurance or government programs. In the United States, third party payors review and frequently challenge the prices charged for medical services. In many foreign countries, the prices for dental services are predetermined through government regulation. Payors may deny coverage and reimbursement if they determine that the procedure was not medically necessary, such as a cosmetic procedure, or that the device used in the procedure was investigational. We believe that most of the procedures being performed with our current products generally are reimbursable, with the exception of cosmetic applications such as tooth whitening. For the portion of dentists who rely heavily on third party reimbursement, the inability to obtain reimbursement for services using our products could deter them from purchasing or using our products. We cannot predict the effect of future healthcare reforms or changes in financing for health and dental plans. Any such changes could have an adverse effect on the ability of a dental or medical professional to generate a return on investment using our current or future products. Such changes could act as disincentives for capital investments by dental and medical professionals and could have a negative impact on our business, financial condition and results of operations.

Risks Relating to This Offering

Our common stock price has been volatile, which could result in substantial losses for stockholders.

Our common stock is currently traded on the Nasdaq National Market and the Nasdaq Europe Market and has limited daily trading volume. The trading price of our common stock has been and may continue to be volatile. The market for technology companies, in particular, has at various times experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may significantly affect the trading price of our common stock, regardless of our actual operating performance. The trading price of our common stock could be affected by a number of factors, including, but not limited to, changes in expectations of our future performance, changes in estimates by securities analysts (or failure to meet such estimates), quarterly fluctuations in our sales and financial results and a variety of risk factors, including the ones described elsewhere in this prospectus. Periods of volatility in the market price of a company’s securities sometimes result in securities class action litigation. If this were to happen to us, such litigation would be expensive and would divert management’s attention. In addition, if we needed to raise equity funds under adverse conditions, it would be difficult to sell a significant amount of our stock without causing a significant decline in the trading price of our stock. If our stock price drops below approximately $5.00 per share for an extended period of time or we are otherwise unable to satisfy the continued listing requirements of the Nasdaq National Market, our shares could be delisted from the Nasdaq National Market and the marketability, liquidity and price of our common stock would be adversely affected.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements including statements concerning the future of our industries, product and service development, business strategy, the possibility of future acquisitions, continued acceptance and growth of our products and dependence upon significant customers. These statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or include other forward-looking information. You should not place undue reliance on these forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted above and other factors noted throughout this prospectus could cause our actual results to differ significantly from the results contained in any forward-looking statement. Except as required by Federal securities laws, we are under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The information contained in this prospectus is not a complete description of our business or the risks associated with an investment in our common stock. We urge you to carefully review and consider the various disclosures made by us in our reports and other filings with the Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Pursuant to the SEC rules, this prospectus does not contain all of the information included in the registration statement. You may read or obtain a copy of the registration statement, and the exhibits and other documents referenced in the registration statement and the prospectus, from the SEC in the manner described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The documents we incorporate by reference are:

1.    Our Current Reports on Form 8-K filed with the SEC on April 23, 2003 and June 4, 2003;

2.    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed with the SEC on May 12, 2003;

3.    Our Definitive Proxy Statement filed with the SEC on March 27, 2003 in connection with our 2003 Annual Meeting of Stockholders held on April 29, 2003;

4.    Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 24, 2003;

5.    The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 30, 1991, including any amendment or report filed for the purpose of updating such description; and

6.    The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on December 29, 1998, including any amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference all reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering, and all such reports and documents will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference in this prospectus but not delivered with the prospectus. Requests for copies of these documents should be submitted in writing to Investor Relations, at BioLase Technology, Inc., 981 Calle Amanecer, San Clemente, California 92673, or by telephone at (949) 361-1200.

SELLING STOCKHOLDER

The following table sets forth the name of the selling stockholder, the number of shares being registered for sale as of the date of this prospectus and the number of shares of common stock known by us to be beneficially owned by the selling stockholder as of June 9, 2003. The shares offered by this prospectus may be offered from time to time by the selling stockholder. We are unable to determine the exact number of shares that actually will be sold because the selling stockholder may sell all or some of the shares. The following table assumes that the selling stockholder will sell all of the shares being offered for its account by this prospectus, and will not own any shares of our common stock after the offering. The selling stockholder is not making any representation that any shares covered by this prospectus will or will not be offered for sale. The selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares.

	Beneficially Owned Before Offering
Name of Selling Stockholder	Number of Shares	Percent of Outstanding Shares	Number of Shares Being Offered in Offering
American Medical Technologies, Inc.	307,500	1.43%	307,500

The information provided above is based upon information provided by the selling stockholder and public documents filed with the SEC and is not necessarily indicative of beneficial ownership for any other purpose. The percent of beneficial ownership for the selling stockholder is based on 21,475,322 shares of our common stock outstanding as of June 9, 2003. Except as indicated in this prospectus, we are not aware of any material relationship between us and the selling stockholder within the past three years other than as a result of the ownership of the selling stockholder’s shares.

This prospectus also covers any additional shares of stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

USE OF PROCEEDS

The shares of common stock offered by this prospectus will be sold by the selling stockholder, and the selling stockholder will receive all of the proceeds from sales of those shares. Accordingly, we will not receive any of the proceeds from sales of the shares offered by this prospectus.

PLAN OF DISTRIBUTION

We are registering all 307,500 shares of common stock covered by this prospectus on behalf of the selling stockholder. We issued the 307,500 shares of common stock to the selling stockholder, American Medical Technologies, Inc., on May 21, 2003 pursuant to our purchase of the American Dental Laser product line and related dental laser assets of American Medical Technologies, Inc. We will not receive any of the proceeds from sales of the shares by the selling stockholder.

The selling stockholder named in this prospectus, or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell these shares from time to time. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder is, however, subject to certain limitations in its agreement with us pursuant to which we issued the shares, which limits the number of shares the selling stockholder may sell per day in the open market. Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholder may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	privately negotiated transactions.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in such resales.

The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out such short positions. The selling stockholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares under this prospectus. The selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not engage in market-making activities with respect to our common stock during certain restricted periods. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•	the name of such selling stockholder and of the participating broker-dealer(s),

•	the number of shares involved,

•	the price at which such shares were sold,

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

•	other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to their respective sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for Biolase Technology, Inc. by Pillsbury Winthrop, LLP, Costa Mesa, California.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Biolase Technology, Inc. for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses to be paid by the Registrant with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the SEC registration fee. In addition, the Registrant may be charged additional listing fees by the Nasdaq National Market upon issuance of the shares being offered by this prospectus.

SEC Registration Fee	$311
Printing Expenses	6,000
Legal Fees and Expenses	10,500
Accounting Fees and Expenses	5,000
Transfer Agent Fees and Expenses	700

Total	$22,511

The Registrant will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares.

Item 15.    Indemnification of Directors and Officers

The Registrant’s Certificate of Incorporation, as amended, provides that the Registrant’s directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware (the “Delaware Law”), or (iv) any transaction from which the director derives an improper personal benefit.

Article X of the Registrant’s Amended and Restated Bylaws provides that the Registrant will indemnify any director or officer, or former director or officer, who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent authorized by the Delaware Law, against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with such action, suit or proceeding. The Registrant also will indemnify any such director or officer, or any such former director or officer, against expenses incurred in defending any such action, suit or proceeding in advance of its final disposition, provided that, if required by the Delaware Law, the payment of such expenses will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

Article X of the Registrant’s Amended and Restated Bylaws further provides that in the event a director or officer has to bring suit against the Registrant for indemnification and is successful, the Registrant will pay such director’s or officer’s expenses of prosecuting such claim; that indemnification provided for by the Amended and Restated Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that the Registrant may purchase and maintain insurance on behalf of a director or officer against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such director or officer against such expense, liability or loss under the Delaware Law; and that to the extent any director or officer is by reason of such position a witness in any action, suit or proceeding, the Registrant shall indemnify him or her against all costs and expenses actually and reasonably incurred by him or her in connection therewith.

The Registrant’s employment agreement with its President and Chief Executive Officer, Jeffrey W. Jones, provides that the Registrant will, to the maximum extent permitted under the Delaware Law, indemnify Mr. Jones against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, threatened or initiated against Mr. Jones by reason of the fact that he was serving as a director or officer.

Section 145 of the Delaware Law provides that a Delaware corporation has the power to indemnify its directors and officers in certain circumstances.

Subsection (a) of Section 145 of the Delaware Law empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 of the Delaware Law empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the Delaware Law further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The Registrant maintains directors’ and officers’ liability insurance covering its directors and officers.

Item 16.    Exhibits

Exhibit Number
4.1	Specimen of common stock certificate (incorporated by reference to Exhibit 4.1 of Registrant’s Form S-3 filed with the SEC on June 3, 2002).
4.2	Restated Certificate of Incorporation, as Amended (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the SEC on April 14, 1994).
4.3	Amended and Restated Bylaws (incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB filed with the SEC on September 15, 1995).
5.1	Opinion of Pillsbury Winthrop LLP.
23.1	Consent of Independent Accountants.
23.2	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature page).

Item 17.    Undertakings

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on the 18th day of June, 2003.

BIOLASE TECHNOLOGY, INC.

By:	/s/ JEFFREY W. JONES

Jeffrey W. Jones
President, Chief Executive Officer
and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey W. Jones and Edson J. Rood, jointly and severally, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY W. JONES Jeffrey W. Jones	President and Chief Executive Officer and Director (principal executive officer)	June 18, 2003

/s/ EDSON J. ROOD Edson J. Rood	Vice President and Chief Financial Officer (principal financial and accounting officer)	June 18, 2003

/s/ FEDERICO PIGNATELLI Federico Pignatelli	Director and Chairman of the Board	June 18, 2003

William A. Owens	Director	June , 2003

/s/ GEORGE V. D’ARBELOFF George V. d’Arbeloff	Director	June 18, 2003

INDEX OF EXHIBITS

Exhibit Number
4.1	Specimen of common stock certificate (incorporated by reference to Exhibit 4.1 of Registrant’s Form S-3 filed with the SEC on June 3, 2002).

4.2	Restated Certificate of Incorporation, as Amended (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the SEC on April 14, 1994).

4.3	Amended and Restated Bylaws (incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB filed with the SEC on September 15, 1995).

5.1	Opinion of Pillsbury Winthrop LLP.

23.1	Consent of Independent Accountants.

23.2	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).